SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 8, 2006

Sanders Morris Harris Group Inc.

(Exact name of registrant as specified in its charter)

Texas

(State or other jurisdiction of incorporation)

0-30066	76-0583569
(Commission File Number)	(IRS Employer Identification No.)

600 Travis, Suite 3100, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (713) 993-4610

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Effective as of August 8, 2006, Gerald H. Hunsicker resigned from the Board of Directors of Sanders Morris Harris Group Inc.

(d) On August 8, 2006, the Board of Directors elected Gordon F. Stone, age 40, to the Board of Directors of Sanders Morris Harris Group Inc. to fill the vacancy created by Mr. Hunsicker’s resignation. Mr. Stone has been a partner with Endowment Capital Group, LLC. since February 2004. From March 2002 to February 2004 he was associated with Asset Investment Corp (AIC Ventures), a commercial real estate investment fund with offices in Austin, Dallas, and Chicago. From July 1999 to November 2001 was employed by Morgan Stanley & Co. Incorporated based in London. From 1996 to 1999 he was employed by Warburg Dillon Read. He holds a Certificate of Director Education from the National Association of Corporate Directors Institute. He is a graduate of the University of Pennsylvania and received a Master in Business Administration degree from Harvard University in 1996.

Mr. Stone’s name as a person to be considered for election as a director of the Company was provided by Endowment Capital Group, which manages accounts that beneficially own 1,547,185 shares of the Company’s common stock or approximately 8.1% of the outstanding shares. The Nominating and Corporate Governance Committee considered Mr. Stone’s candidacy in accordance with its stated procedures.

Mr. Stone will serve on the Nominating and Corporate Governance Committee.

Item 8.01. Other Events.

On August 9, 2006, Sanders Morris Harris Group Inc. announced its results of operations for the second quarter of 2006.

Item 9.01. Financial Statements and Exhibits.

a.	Financial statements of business acquired

Not Applicable

b.	Pro forma financial information

Not Applicable

c.	Exhibits

99.1	Press Release.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANDERS MORRIS HARRIS GROUP INC.

By:	/s/ Ben T. Morris
Ben T. Morris,
Chief Executive Officer

Date: August 9, 2006

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